SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]
Check the appropriate box:

[  ] Preliminary Proxy Statement           [_] Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14a-6(e)(2))
[_]Definitive Proxy Statement
[_] Definitive Additional Materials
[X] Soliciting Material under (S) 240.14a-12

                             Infodata Systems, Inc.
                (Name of Registrant as Specified in Its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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    [X] No fee required

    [_] $125 per Exchange Act Rules O-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
        Item 22(a)(2) of Schedule 14A.
    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.

     1) Title of each class of securities to which transaction applies: Common Stock, par value $0.03 per share

     2) Aggregate number of securities to which transaction applies: _________ shares (plus _______ shares subject to option)

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): The filing fee of $_____ represents 1/50th of 1% of the sum of: (a) the product of: (i) __________ shares of Common Stock of the Registrant and (ii) $______ per share, which is the cash amount per share to be received by the stockholders in the merger proposal to which this Proxy Statement relates, and (b) a $______ payment (or $_____ per share) for ______ shares subject to option at an exercise price below
         $-----.

     4)  Proposed maximum aggregate value of transaction: $___________

     5)  Total fee paid:

         $------

[ ] Fee paid previously by written preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
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FOR IMMEDIATE RELEASE

Contact:
Steven M. Samowich, President, (703) 934-5205
Email: samo@infodata.com

Curtis D. Carlson, Corporate Secretary (703) 934-5205
Email: carlson@infodata.com

          INFODATA SYSTEMS INC. TO BE ACQUIRED BY SCIENCE APPLICATIONS
                            INTERNATIONAL CORPORATION

       Fairfax, VA, January 11, 2002 - Infodata Systems Inc. (OTCBB:INFD), announced today that it has entered into a definitive agreement to be acquired by Science Applications International Corporation (SAIC). The agreement provides for the merger of a wholly-owned subsidiary of SAIC with and into Infodata, as a result of which Infodata will be a wholly-owned subsidiary of SAIC. Consummation of the merger, which is expected in the first quarter of 2002, is conditioned upon approval of the transaction by shareholders of Infodata and other customary closing conditions. Infodata plans to mail a proxy statement to its shareholders to solicit proxies in connection with a special meeting of Infodata shareholders at which the proposed merger agreement will be voted on.

       Under the terms of the merger agreement, SAIC will pay $1.00 per share in cash for each outstanding share of Infodata common stock. The purchase price represents a premium of approximately 41 percent to Infodata shareholders, when compared to the $0.71 closing sale price of the common stock as quoted in the over-the-counter Bulletin Board on January 10, 2002. Infodata was advised in the transaction by, and received a fairness opinion from, Investec PMG Capital.

       SAIC is the nation's largest employee-owned research and engineering company, providing information technology, systems integration and eBusiness products and services to commercial and government customers. SAIC engineers and scientists work to solve complex technical problems in telecommunications, national security, health care, transportation, energy, the environment and financial services. With annual revenues of $5.9 billion, SAIC and its subsidiaries, including Telcordia Technologies, have more than 40,000 employees at offices in more than 150 cities worldwide. More information about SAIC can be found on the Internet at www.saic.com.

       Infodata designs, develops and delivers solutions that enable enterprises to share, maintain and retrieve electronic documents, and provides consulting and systems integration services and products in the area of knowledge management to corporate and government organizations.

       Infodata shareholders are urged to carefully read the proxy statement after it has been mailed to them as it contains important information. Infodata shareholders also will be able to obtain a copy of the proxy statement at no cost at the Securities and Exchange Commission's website (www.sec.gov) after the proxy statement has been filed with the Commission at the time of such mailing.